Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES THIRD QUARTER 2008
FINANCIAL RESULTS
Net Income Totals $9.2 Million, or $0.20 per Share
Company Completes $100 Million Share Repurchase Program
KING OF PRUSSIA, PA — October 30, 2008 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the third quarter and nine months ended September 30, 2008. Highlights for third quarter 2008 include:
o	Net income of $9.2 million, or $0.20 per diluted share;

o	Revenue of $55.1 million; and

o	Cash and short-term investments totaling $187.7 million
“We are very pleased to report another solid quarter,” commented William J. Merritt, President and Chief Executive Officer. “While we saw softness in sales for some of our licensees in Japan, we nonetheless reported a very profitable quarter driven by our large base of fixed-payment licensees, growth in per unit royalties from other patent licensees, increased recurring IP royalties in connection with rising sales of products containing our SlimChip™ IP, successful audits of our licensees and diligent management of costs.”
“We also saw our SlimChip baseband technology generate a great deal of interest from potential customers and partners,” added Mr. Merritt. “While we are pleased with the progress of SlimChip, the landscape of suppliers and customers of digital baseband technology is evolving rapidly and we must keep pace with this change. Consequently, we are evaluating a number of options for the modem business in line with our focus to create shareholder value. These options could include an acquisition or a partnership to achieve the appropriate scale needed to succeed in the market, as well as the sale of that part of our business to a company that requires a world class modem solution.”
“As for patent licensing, we continue to be confident in our ability to grow our base of 3G patent licensees including finalizing agreements with unlicensed top tier handset manufacturers,” continued Mr. Merritt. “The proceedings before the U.S. International Trade Commission (USITC) against Samsung relative to certain 3G products are moving closer to the November 25th date for the Administrative Law Judge’s Initial Determination. In addition, the dispute regarding Samsung’s 2G obligations for over $150 million is moving forward and we are very confident that it will be resolved in our favor. Lastly, the USITC investigation regarding Nokia’s sales of certain 3G products is back on track. All these positive developments create the right environment for the resolution of these patent license disputes on favorable terms.”
“Given our strong position and our confidence in our ability to drive continued financial returns in the business, we continue to invest in the company and recently completed the repurchase of $100 million of our common stock,” concluded Mr. Merritt.
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Third Quarter Summary
The company’s net income of $9.2 million, or $0.20 per fully diluted share, in third quarter 2008 posted a 6% increase compared to third quarter 2007 net income of $8.7 million, or $0.18 per fully diluted share.
Revenue in third quarter 2008 totaled $55.1 million compared to $56.5 million in third quarter 2007. Softness in sales for some of our licensees in Japan contributed to a decrease in recurring patent license royalties. Recurring patent licensing royalties in third quarter 2008 were $51.6 million compared to $55.7 million in third quarter 2007. Technology solutions revenue increased to $2.2 million in third quarter 2008 from $0.8 million in third quarter 2007, driven primarily by increases in license fees and recurring royalties associated with our licensees’ sales of products containing the company’s SlimChip IP. Licensees that accounted for 10% or more of the $53.8 million of recurring patent license royalties and technology solution sales were LG (27%), Sharp (16%), and NEC (13%).
Excluding a $2.7 million reduction in a third quarter 2008 litigation contingency associated with the Nokia UK matters, operating expenses of $44.7 million in third quarter 2008 decreased by $1.3 million from $46.0 million in third quarter 2007 and decreased by $6.1 million compared to second quarter 2008. The year-over-year decrease primarily resulted from a decrease in litigation and arbitration expenses (which totaled $5.8 million in third quarter 2008 compared to $10.7 million in third quarter 2007), offset in part by increased investment in the development of the company’s SlimChip product family. The decrease in third quarter 2008 operating expenses from second quarter 2008 was attributable to a decrease in litigation and arbitration expenses as well as SG&A expense, offset in part by a modest increase in technology development expenses.
Net interest and investment income of $1.1 million in third quarter 2008 decreased from $2.1 million in third quarter 2007 due primarily to lower investment balances and interest rates in third quarter 2008 compared to 2007.
The company’s third quarter 2008 effective tax rate was 35%.
Nine Months Summary
Net income for first nine months 2008 totaled $22.4 million, or $0.48 per fully diluted share, compared to $22.0 million, or $0.44 per fully diluted share, in first nine months 2007.
For first nine months 2008, total revenue totaled $169.8 million compared to $179.4 million in first nine months 2007. First nine months 2007 revenues included $11.2 million of non-recurring revenue associated with prior period sales of Sony Ericsson’s covered 2G products identified in a routine audit. Recurring patent license royalties in first nine months 2008 decreased 3% to $160.9 million from $165.8 million in first nine months 2007. Decreases in royalties from key licensees’ sales in Japan and the absence of recurring 2G revenues from Sony Ericsson both contributed to the decline. These decreases were partially offset by a $16.1 million increase in recurring revenue for all other new and existing licensees.
Excluding a $3.9 million reduction in 2008 to adjust a Nokia-related litigation contingency and a $16.6 million charge in first nine months 2007 related to the Federal arbitration award, operating expenses for first nine months 2008 of $141.9 million increased $4.9 million compared to the first nine months 2007. This increase primarily resulted from investment in the development of our SlimChip product. While patent litigation and arbitration costs of $32.2 million in first nine
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months 2008 increased $4.5 million year-over-year, the increase was more than offset by a $5.2 million increase in related insurance reimbursements.
Net interest and investment income of $2.8 million in first nine months 2008 decreased $4.2 million from $7.0 million in first nine months 2007 driven by a $0.7 million write-down of an investment in first nine months 2008, lower rates of return, and lower investment balances in first nine months 2008 as compared to 2007.
The company’s effective tax rate was 35% for first nine months 2008. Tax expense for first nine months 2007 consisted of a 33% provision for federal income taxes, which reflected a research and development credit.
During first nine months 2008, the company generated $77.2 million of free cash flow1 compared to $85.4 million in 2007. First nine months 2008 free cash flow was driven by receipts from patent licensing agreements totaling $257.7 million, offset in part by cash-based operating expenses, capital investments and changes in working capital.
Fourth Quarter 2008
Scott McQuilkin, Chief Financial Officer commented, “We continue to be optimistic about the fundamental growth prospects for the 3G handset market, which bodes well for our business model. While the weakening global economic conditions may continue to put pressure in the near-term on royalties from those licensees with per-unit contracts, our mix of fixed and per unit agreements also provides stability in times such as these. More importantly, we remain confident in our ability to successfully add substantial new licensees, which could significantly increase our royalty revenues.”
“As for the fourth quarter, we will provide an update on our revenue expectations after we receive and review the applicable patent license and product sales royalty reports and update our forecasts on anticipated revenue from work associated with technology solutions agreements. At this point, we are very encouraged by strong sales of our licensees’ products containing our SlimChip modem IP,” concluded Mr. McQuilkin.
About InterDigital®
InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies, which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital’s differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital’s web site: www.interdigital.com.
This press release contains forward-looking statements regarding our current beliefs, plans, and expectations with respect to: (i) the continued growth of our patent licensing program; (ii) the

[1]	InterDigital defines “free cash flow” as operating cash flow less purchases of property, equipment and technology licenses and patent additions. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.
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outcome of the USITC actions against Samsung and Nokia; (iii) fourth quarter 2008 revenue guidance; and (iv) the strategic direction of the company’s SlimChip product business. Words such as “continue to,” “will,” “bodes,” “may,” “could,” “expect,” or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing and technology solutions agreements on acceptable terms; (iii) unanticipated delays or difficulties in our technology development efforts, testing and evaluations, and our reliance upon third parties for infrastructure equipment; (iv) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (v) unanticipated product development expenses and other unanticipated operational costs and the timing of such expenses and costs; (vi) changes in technology preferences, needs, availability, pricing and features of competitive technologies and product offerings; (vii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; and (viii) changes in our expectations for the amount and composition of full-year taxable income, changes in the amounts of our 2008 U.S. federal research and experimental credit and foreign tax credits, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
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SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

REVENUES	$55,059	$56,548	$169,792	$179,372

OPERATING EXPENSES:
Sales and marketing	1,855	1,808	6,292	5,783
General and administrative	5,498	5,396	16,878	18,066
Patents administration and licensing	13,310	17,997	48,797	49,277
Development	24,088	20,841	69,967	63,818
Arbitration and litigation contingencies	(2,740)	—	(3,940)	16,612

	42,011	46,042	137,994	153,556

Income from operations	13,048	10,506	31,798	25,816

NET INTEREST & OTHER INVESTMENT INCOME	1,117	2,095	2,786	7,000

Income before income taxes	14,165	12,601	34,584	32,816

INCOME TAX PROVISION	(4,956)	(3,884)	(12,206)	(10,836)

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$9,209	$8,717	$22,378	$21,980

NET INCOME PER COMMON SHARE — BASIC	$0.21	$0.18	$0.49	$0.46

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	44,708	47,152	45,494	47,954

NET INCOME PER COMMON SHARE — DILUTED	$0.20	$0.18	$0.48	$0.44

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	45,813	48,774	46,507	49,840

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income before income taxes	$14,165	$12,601	$34,584	$32,816
Taxes paid	—	—	(15,689)	(15,984)
Depreciation, amortization & share based compensation	8,792	8,090	26,120	22,563
Increase in deferred revenue	2,687	41,087	85,151	157,603
Deferred revenue recognized	(33,531)	(30,063)	(92,156)	(88,248)
(Decrease) increase in operating working capital, deferred charges and other	(3,821)	(19,003)	67,785	24,866
Capital spending & patent additions	(8,686)	(18,108)	(28,577)	(48,174)

FREE CASH FLOW	(20,394)	(5,396)	77,218	85,442

Asset acquisition	—	—	(651)	(5,000)
Tax benefit from stock options	494	1,713	992	5,043
Debt decrease	(343)	(969)	(1,522)	(1,153)
Repurchase of common stock	(30,653)	—	(67,233)	(165,356)
Proceeds from exercise of stock options	744	2,626	1,700	6,367
Unrealized (loss) gain on short term investments	(377)	217	(304)	515

NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(50,529)	$(1,809)	$10,200	$(74,142)

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SUMMARY CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash & short-term investments	$187,666	$177,467
Accounts receivable	30,963	130,880
Current deferred tax assets	50,791	43,734
Other current assets	11,181	19,332
Property & equipment and Patents (net)	121,343	111,686
Long-term deferred tax assets and non-current assets (net)	44,517	51,786

TOTAL ASSETS	$446,461	$534,885

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$1,602	$1,311
Accounts payable & accrued liabilities	49,242	76,974
Current deferred revenue	82,890	78,899
Long-term deferred revenue	213,549	224,545
Long-term debt & long-term liabilities	9,329	16,089

TOTAL LIABILITIES	356,612	397,818

SHAREHOLDERS’ EQUITY	89,849	137,067

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$446,461	$534,885

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The company’s short-term investments are comprised of high quality credit instruments including U.S. government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.
This release includes a summary cash flow statement that results in the change in both the company’s cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net cash (used) provided by operating activities	$(11,708)	$12,712	$105,795	$133,616
Purchases of property, equipment, & technology licenses	(3,548)	(13,695)	(7,831)	(32,321)
Patent additions	(5,138)	(4,413)	(20,746)	(15,853)

Free cash flow	$(20,394)	$(5,396)	$77,218	$85,442

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800
InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.